IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

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LIONS GATE ENTERTAINMENT CORP., a British	)
Columbia, corporation,	)
Plaintiff,	)	C.A. No.___
v.	)
IMAGE ENTERTAINMENT INC., a Delaware	)
corporation,	)
Defendant.	)
COMPLAINT FOR DECLARATORY AND INJUNCTIVE RELIEF
     Plaintiff Lions Gate Entertainment Corp. (“Lions Gate”) hereby brings this action against defendant Image Entertainment Inc. (“Image” or the “Company”). Plaintiff alleges, upon knowledge as to itself and its own acts and upon information and belief as to all other matters, as follows:
SUMMARY OF ACTION
     1. Lions Gate brings this action to confirm that Image did not effectively implement a classified board of directors in 2005, and that all of its directors must stand for election in connection with Image’s 2006 annual meeting of stockholders (the “2006 Annual Meeting”). The plain language of Image’s bylaws provides that the Image board of directors only becomes classified in connection with the 2006 Annual Meeting, such that all of Image’s director seats are up for election at the 2006 Annual Meeting and all of Image’s incumbent directors must stand for re-election at the 2006 Annual Meeting. In addition, Lions Gate seeks a declaration that the Image board of directors lacks the power to amend the Image bylaws, because that authority is not granted them under the Image certificate of incorporation, and that the Image board of directors cannot amend the Image certificate of incorporation unilaterally, as purportedly provided by Article 7 of the Image certificate of incorporation. Lions Gate also seeks a declaration establishing the correct time period during which advance notice must be given of a stockholder’s intent to nominate candidates for director. Lions Gate seeks injunctive relief barring Image from enforcing its bylaws in any manner that would result in less than all of Image’s directors standing for election at the 2006 Annual Meeting and from contending that its certificate of incorporation and bylaws contain any provisions other than those submitted to the stockholders for adoption in connection with Image’s reincorporation to Delaware in 2005.
THE PARTIES
     2. Plaintiff Lions Gate is a corporation organized under the laws of British Columbia, Canada. Lions Gate is a diversified producer and distributor of motion pictures, television programming, home entertainment, family entertainment and video-on-demand content. Lions Gate is a stockholder of Image. Lions Gate intends to nominate candidates for election to the board of directors of Image in connection with the 2006 Annual Meeting. Lions Gate’s shares trade on the New York Stock Exchange.
     3. Defendant Image is a Delaware corporation with its principal place of business in Chatsworth, California. Image describes itself as an integrated home entertainment company, primarily engaged in the business of acquiring and exploiting exclusive rights to a diverse array of general and specialty entertainment programming, such as music concerts and other genres in DVD and other home entertainment formats. Image’s shares trade on Nasdaq.

THE CLASSIFIED BOARD PROVISION
     4. In connection with its 2005 annual meeting of stockholders (the “2005 Annual Meeting”), Image’s board of directors recommended that Image’s stockholders approve the reincorporation of the Company from California to Delaware. Image solicited proxies in favor of the reincorporation as “Proposal 2” in Image’s definitive proxy statement on Form 14A (the “2005 Proxy Statement”). A true and correct copy of the 2005 Proxy Statement, as obtained from www.GSIOnline.com, is attached hereto as Exhibit A.
     5. Image disclosed the following to its stockholders in connection with Proposal 2:
In addition, in connection with the reincorporation merger, we will adopt the certificate of incorporation and the bylaws attached to the Merger Agreement. Approval of Proposal 2 will constitute approval of the Merger Agreement, the certificate of incorporation and the bylaws of Image-Delaware.
     6. Article 3 of Image’s bylaws, as set forth as Exhibit C to Appendix B of the 2005 Proxy Statement, is entitled, “Directors.” Section 3.1 provides as follows:
3.1 Number and Term of Office
     ... With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 3.3 of this Article III [dealing with the filling of vacancies], the directors shall be elected by a plurality vote of the shares represented in person or by proxy at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified....
     The directors shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as the then total number of directors permits. At the 2006 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding meeting of stockholders beginning in 2007, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term.... (Emphasis added).
     7. Paragraph 2 of Section 3.1 of the Image bylaws (the “Classified Board Provision”) thus provides explicitly that the Image board of directors shall become classified “[a]t the 2006 annual meeting of stockholders.” It is only “[a]t the 2006 annual meeting of stockholders” that the classification is implemented through the election of Class I directors for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term.
     8. Because the Image board of directors does not become classified until the 2006 Annual Meeting, the Image board of directors is not currently classified. All directors seats are therefore up for election at the 2006 Annual Meeting, and all current directors must stand for re-election at the 2006 Annual Meeting.
     9. Consistent with the plain meaning of the Classified Board Provision, in which the board of directors does not become classified until the 2006 Annual Meeting, the first paragraph of Section 3.1 of Image’s bylaws provides that “[e]lected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified.” This language is inconsistent with the contemplated classified board, in which each director serves a three-year term. The only reasonable reading of Section 3.1 as a whole, indeed the only logical reading, is that from reincorporation until the 2006 Annual Meeting, “[e]lected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified,” and that at the 2006 Annual Meeting, the board of directors shall become classified. Once again, the language is clear that all Image directors seats are up for election at the 2006 Annual Meeting, and all current directors must stand for re-election at the 2006 Annual Meeting.
     10. The 2005 Proxy Statement did not describe correctly the effect of the Classified Board Provision. In describing the provisions of the Image bylaws addressing directors, the 2005 Proxy Statement stated: “The Image-Delaware bylaws provide for a classified board of directors and provide that, the number of directors will be divided into three classes as nearly equal in number as the then total number of directors permits.” The 2005 Proxy Statement thus asserted that the Image bylaws provided for a classified board effective immediately upon the effectiveness of the reincorporation merger, rather than at the 2006 Annual Meeting. The bylaws in fact provide for a board of directors that becomes classified only at the 2006 Annual Meeting.
     11. The 2005 Proxy Statement also erred in describing the Classified Board Provision in connection with “Proposal 1,” in which Image solicited proxies in favor of the re-election of its existing directors. Proposal 1 incorrectly described the board of directors as becoming classified, effective immediately, in the event Proposal 2 (the reincorporation merger) was approved. According to the 2005 Proxy Statement: “If Proposal 2 is accepted, Messrs. Greenwald and Epstein (Class I) will serve for a term of one year, Messrs. Huxley and McCloskey (Class II) will serve for an initial term of two years, and Messrs. Coriat and Haber (Class III) will serve for an initial term of three years. As each director’s term expires, successor directors will serve for three year terms.” The description of Proposal 1 thus incorrectly asserted that the Image board of directors would and did become classified following the 2005 Annual Meeting, such that only the Class I directors will stand for election at the 2006 Annual Meeting. This is directly contrary to the Classified Board Provision, which provides that the board of directors does not become classified until the 2006 Annual Meeting.
THE BYLAW AMENDMENT PROVISION
     12. Article 11 of Image’s bylaws, entitled “Amendments,” purports to give the Image board of directors the power to amend Image’s bylaws (the “Bylaw Amendment Provision”). It provides as follows:
The Board of Directors shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting of the Board of Directors by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws.
Image’s certificate of incorporation, as set forth as Exhibit B to Appendix B of the 2005 Proxy Statement, does not give the Image board of directors the power to amend Image’s bylaws. Under 8 Del. C. § 109, a board of directors only has the power to amend a corporation’s bylaws after a corporation has received any payment for any of its stock if the certificate of incorporation “confer[s] the power to adopt, amend or repeal bylaws upon the directors.” Because the Image certificate of incorporation does not confer this power upon the board of directors, the board of directors lacks the power to amend the Image Bylaws and the Bylaw Amendment Provision is invalid, ultra vires, and void. Accordingly, only Image’s stockholders can amend Image’s bylaws.
     13. The 2005 Proxy Statement incorrectly described the Bylaw Amendment Provision as if it were valid. In describing the provisions of the Image certificate of incorporation and bylaws addressing amendments, the 2005 Proxy Statement stated: “The Image-Delaware bylaws may generally be amended by the board of directors.” The

2005 Proxy Statement thus incorrectly asserted that the Bylaw Amendment Provision was valid.
THE CHARTER AMENDMENT PROVISION
     14. Article 11 of the Image certificate of incorporation purports to give the Image board of directors the power to amend the certificate of incorporation unilaterally without Image stockholder approval (the “Charter Amendment Provision”). It provides as follows:
Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Any provisions contained in this Certificate of Incorporation may be amended, altered, changed or repealed by (a) the majority vote of the Board of Directors, or (b) the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of stock entitled to vote, voting together as a single class, in each case subject to any rights of holders of Preferred Stock. (Emphasis added).
Under 8 Del. C. § 242, after a corporation has received payment for any of its capital stock, then every amendment to the certificate of incorporation requires at a minimum both that the board of directors adopt a resolution setting forth the amendment and declaring its advisability and that the amendment be approved by a majority of the outstanding stock entitled to vote thereon. Because the Charter Amendment Provision purports to give the Image board of directors the power to amend the Image certificate of incorporation unilaterally without a stockholder vote, it is invalid, ultra vires, and void.
THE ADVANCE NOTICE PROVISION
     15. Section 2.10 of the Image bylaws purports to establish a time period during which stockholders must give advance notice of their intent to nominate candidates for election to the Image board (the “Advance Notice Provision”). It provides, in pertinent part, as follows:
To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 90 days nor more than 120 days prior to the date on which the corporation first mailed its proxy materials for the previous year’s annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year)....
Under this provision, the default time period for advance notice of a director nomination is “not less than 90 days nor more than 120 days prior to the date on which the corporation first mailed its proxy materials for the previous year’s annual meeting of shareholders.” The 2005 Proxy Statement was mailed on or about July 29, 2005, and thus the advance notice period for the 2006 Annual Meeting should run from March 31, 2006 until April 30, 2006.
     16. Section 2.2 of Image’s Bylaws provides, however, that in the absence of board action setting a different meeting date, Image’s annual meeting will be held on June 30. Image has not made any announcement of its annual meeting date, such that the date for the 2006 Annual Meeting is currently the default date of June 30. This results in the date of the annual meeting being “changed more than 30 days from the prior year,” in which case advance notice of director nominations is due “not less than 90 days nor more than 120 days prior to the ... the date on which the corporation mails its proxy materials for the current year.”
     17. Stockholders cannot know on what date Image will mail its proxy materials for the 2006 Annual Meeting and thus cannot determine how to provide advance notice of a nomination “not less than 90 days nor more than 120 days prior to” that date. Stockholders will not know when Image mails its proxy materials until it is too late to comply with the advance notice requirement. Indeed, if Image holds its meeting on June 30, then if Image mails its proxy materials as little as 29 days before the annual meeting, the notice date already would have passed without stockholders ever knowing it. A vague, indefinite and preclusive advance notice provision of this type is unreasonable, invalid and void. To the extent the directors of Image attempt to enforce such a provision, it will constitute a breach their fiduciary duties to Image and its stockholders.
THE REINCORPORATION MERGER IS APPROVED

     18. In a Form 8-K filed on September 9, 2005, Image disclosed the following: “On September 9, 2005, the registrant held its annual meeting of stockholders. At the meeting, the stockholders approved the election of the registrant’s six nominees to the board of directors, and approved the reincorporation from California to Delaware. The reincorporation was effectuated on September 9, 2005, by the filing of a Certificate of Ownership and Merger with the Secretaries of State of Delaware and California.” Accordingly, the Image certificate of incorporation and bylaws attached respectively as Exhibits B and C to Appendix B of the 2005 Proxy Statement became Image’s operative certificate of incorporation and bylaws.
COUNT I
Declaratory Judgment – The Classified Board Provision
     19. Plaintiffs repeat and reallege the allegations set forth above as if fully set forth herein.
     20. Under the plain language of the Classified Board Provision, the Image board of directors does not become classified until the 2006 Annual Meeting. Accordingly, all Image board seats are up for election at the 2006 Annual Meeting, and all incumbent Image directors must stand for re-election at the 2006 Annual Meeting.
     21. As demonstrated by Image’s disclosures in the 2005 Proxy Statement, Image believes (incorrectly) that its board of directors is currently classified, that only the two Class I board seats are up for election at the 2006 Annual Meeting, and that only the two Class I directors must stand for re-election at the 2006 Annual Meeting.
     22. An actual and justiciable legal controversy exists as to whether the Image board of directors does not become classified until the 2006 Annual Meeting, and accordingly, all Image board seats are up for election at the 2006 Annual Meeting, and all incumbent Image directors must stand for re-election at the 2006 Annual Meeting.
     23. Lions Gate is entitled to declaration that the Image board of directors does not become classified until the 2006 Annual Meeting, that all Image board seats are up for election at the 2006 Annual Meeting, and that all incumbent Image directors must stand for re-election at the 2006 Annual Meeting.
COUNT II
Declaratory Judgment – The Bylaw Amendment Provision
     24. Plaintiffs repeat and reallege the allegations set forth above as if fully set forth herein.
     25. The Bylaw Amendment Provision purports to provide that the Image board of directors can amend the Image bylaws. As required by 8 Del. C. § 109, because the Image certificate of incorporation does not confer this authority on the Image board of directors, the Bylaw Amendment Provision is invalid, ultra vires, and void.
     26. As demonstrated by Image’s disclosures in the 2005 Proxy Statement, Image believes (incorrectly) that the Bylaw Amendment Provision is valid and that the Image board of directors has the power to amend the Image bylaws.
     27. An actual and justiciable legal controversy exists as to whether the Bylaw Amendment Provision is valid.
     28. Lions Gate is entitled to declaration that the Bylaw Amendment Provision is invalid, ultra vires, and void.

COUNT III
Declaratory Judgment – The Charter Amendment Provision
     29. Plaintiffs repeat and reallege the allegations set forth above as if fully set forth herein.
     30. The Charter Amendment Provision purports to provide that the Image board of directors can amend the Image certificate of incorporation without a vote of the Image stockholders. This provision conflicts with 8 Del. C. § 242 and is invalid, ultra vires, and void.
     31. An actual and justiciable legal controversy exists as to whether the Charter Amendment Provision is valid.
     32. Lions Gate is entitled to declaration that the Charter Amendment Provision is invalid, ultra vires, and void.
COUNT IV
Declaratory Judgment – The Advance Notice Provision
     33. Plaintiffs repeat and reallege the allegations set forth above as if fully set forth herein.
     34. In the event Image proceeds with the 2006 Annual Meeting using the default date of June 30 set forth in its Bylaws, then the Advance Notice Provision creates an impossible situation for stockholders by requiring them to give notice 90 to 120 days before Image mails its proxy materials for the 2006 Annual Meeting. Stockholders cannot comply with this provision because they cannot know when the materials will be mailed, and once they find out when Image mails its proxy statement, it is too late to comply with the provision. Indeed, to the extent Image mails its materials as little as 29 days before the default date, the time for advance notice already would have passed.
     35. A vague, indefinite and preclusive advance notice provision of this type is unreasonable, invalid and void. To the extent the directors of Image attempt to enforce such a provision, it will constitute a breach their fiduciary duties to Image and its stockholders.
     36. An actual and justiciable legal controversy exists as to whether the Advance Notice Provision is valid and what the time period is for providing advance notice.
     37. Lions Gate is entitled to declaration that the Advance Notice Provision is unreasonable, invalid and void to the extent it requires notice to be given 90 to 120 days before Image mails its proxy materials for the 2006 Annual Meeting.
     38. Lions Gate is also entitled to declaration that the advance notice period for the 2006 Annual Meeting runs from March 31 until April 30, 2006.
COUNT V
Injunctive Relief
     39. Plaintiffs repeat and reallege the allegations set forth above as if fully set forth herein.
     40. Image cannot rely on the erroneous disclosures in the 2005 Proxy Statement to assert that its board of directors is currently classified, that only the two Class I board seats are up for election at the 2006 Annual Meeting, and that only the two Class I directors must stand for re-election at the 2006 Annual Meeting.
     41. In the 2005 Proxy Statement, in the preface to the disclosures describing the terms of Image’s certificate of incorporation and bylaws, the 2005 Proxy Statement states:

The following discussion is a summary of the material differences between the Image-California articles of incorporation and bylaws and the Image-Delaware certificate of incorporation and bylaws. All statements herein are qualified in their entirety by reference to the respective corporation laws of California and Delaware and the full text of the Image-California articles of incorporation and bylaws and the Image-Delaware certificate of incorporation and bylaws. Approval by our shareholders of the reincorporation merger will automatically result in the adoption of all the provisions set forth in the Image-Delaware certificate of incorporation and bylaws. A copy of the Image-Delaware certificate of incorporation and bylaws are attached hereto as Exhibits B and C to the Merger Agreement attached hereto as Appendix B.
Image thus directed its stockholders to rely on the actual text of the bylaws in the event of any conflict between the bylaws and Image’s disclosures, which were “qualified in their entirety by ... the full text of ... the Image-Delaware ... bylaws.”
     42. Image cannot rely on any set of bylaws other than Exhibit C to Appendix B of the 2005 Proxy Statement. Having sought stockholder approval of the reincorporation merger based on the form of bylaws set forth as Exhibit C to Appendix B of the 2005 Proxy Statement, Image cannot now contend that its bylaws are any different than the form that appeared as Exhibit C to Appendix B of the 2005 Proxy Statement.
     43. Image cannot rely on any form of certificate of incorporation other than Exhibit B to Appendix B of the 2005 Proxy Statement. Having sought stockholder approval of the reincorporation merger based on the form of certificate of incorporation set forth as Exhibit B to Appendix B of the 2005 Proxy Statement, Image cannot now contend that its certificate of incorporation is any different than the form that appeared as Exhibit B to Appendix B of the 2005 Proxy Statement. The form of Certificate of

Incorporation on file with the Secretary of State of the State of Delaware is identical to the form that appeared as Exhibit B to Appendix B of the 2005 Proxy Statement
     44. Lions Gate and Image’s other stockholders will suffer irreparable harm if Image is permitted to take the position that its board of directors is currently classified, that only the two Class I board seats are up for election at the 2006 Annual Meeting, and that only the two Class I directors must stand for re-election at the 2006 Annual Meeting. Lions Gate would be deprived of the ability to nominate candidates for Image’s entire board of directors at the 2006 Annual Meeting, as the Classified Board Provision provides. Image’s stockholders would be deprived of the ability to elect the entire board of directors at the 2006 Annual Meeting, as the Classified Board Provision provides. Either event would constitute irreparable harm to Lions Gate and Image’s other stockholders because it would interfere with and infringe upon their rights to participate in the corporate electoral process and vote as provided for in the governing documents under which Image reincorporated to Delaware.
     45. Image cannot rely on any set of bylaws other than Exhibit C to Appendix B of the 2005 Proxy Statement or any form of certificate of incorporation other than Exhibit B to Appendix B of the 2005 Proxy Statement to assert that its board of directors has the power to amend the Image bylaws. Enabling Image’s board of directors to amend Image’s bylaws would arrogate to the board a power reserved exclusively to the stockholders under the Image certificate of incorporation and Delaware law.
     46. Lions Gate is therefore entitled to an injunction barring Image from proceeding at the 2006 Annual Meeting as if (i) its board of directors is currently classified, (ii) only the two Class I board seats are up for election at the 2006 Annual

     Meeting, and (iii) only the two Class I directors must stand for re-election at the 2006 Annual Meeting.
     47. Lions Gate is further entitled to an injunction barring Image from proceeding as if any bylaws other than Exhibit C to Appendix B of the 2005 Proxy Statement are the operative bylaws of Image.
     48. Lions Gate is further entitled to an injunction barring Image from proceeding as if any certificate of incorporation other than Exhibit B to Appendix B of the 2005 Proxy Statement is the operative certificate of incorporation of Image.
     49. Lions Gate lacks an adequate remedy at law.
WHEREFORE, Plaintiff respectfully requests that this Court enter an order:
          a. declaring that the Image board of directors does not become classified until the 2006 Annual Meeting;
          b. declaring that all Image board seats are up for election at the 2006 Annual Meeting;
          c. declaring that all incumbent Image directors must stand for re-election at the 2006 Annual Meeting;
          d. declaring that the Image board of directors lacks the power to amend Image’s bylaws;
          e. declaring that the Image board of directors cannot unilaterally amend the Image certificate of incorporation without a stockholder vote;
          f. declaring that the Advance Notice Provision is unreasonable, invalid and void to the extent it requires notice to be given 90 to 120 days before Image mails its proxy materials for a meeting of stockholders;
          g. declaring that the advance notice period contemplated by the Advance Notice Provision for the 2006 Annual Meeting runs from March 31 until April 30, 2006.
          h. enjoining Image from proceeding as if its board of directors is currently classified;

          i. enjoining Image from proceeding as if only the two Class I board seats are up for election at the 2006 Annual Meeting;
          j. enjoining Image from proceeding as if only the two Class I directors must stand for re-election at the 2006 Annual Meeting;
          k. enjoining Image from proceeding as if any bylaws other than Exhibit C to Appendix B of the 2005 Proxy Statement are the operative bylaws of Image;
          l. enjoining Image from proceeding as if any certificate of incorporation other than Exhibit B to Appendix B of the 2005 Proxy Statement is the operative certificate of incorporation of Image;
          m. awarding Plaintiff its costs and disbursements in this action, including reasonable attorneys’ and experts’ fees; and
          n. granting Plaintiff such other and further relief as this Court may deem just and proper.

/s/ J. Travis Laster

J. Travis Laster (#3514)
Matthew F. Davis (#4696)
ABRAMS & LASTER LLP
1521 Concord Pike, Suite 303
Wilmington, Delaware 19803
Dated: March 16, 2006	(302) 778-1000
Attorneys for Plaintiff